EXHIBIT (5)
FOLEY & LARDNER LLP ATTORNEYS AT LAW
777 EAST WISCONSIN AVENUE, SUITE 3800 MILWAUKEE, WISCONSIN 53202-5306 414.271.2400 TEL 414.297.4900 FAX www.foley.com
March 17, 2004	CLIENT/MATTER NUMBER 025294-0113

Hudson Highland Group, Inc.
622 Third Avenue
New York, New York, 10017

Ladies and Gentlemen:

        We have acted as counsel for Hudson Highland Group, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement"), including the prospectus constituting a part thereof (the "Prospectus"), filed by the Company with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), relating to the issuance and sale by the Company from time to time of up to an additional $4,999,992 aggregate amount of (i) common stock, par value $.001, of the Company (the "Common Stock"); (ii) senior unsecured debt securities (the "Senior Debt Securities") to be issued under the Indenture, dated as of November 25, 2003 (the "Senior Indenture"), between the Company and The Bank of New York; and (iii) subordinated debt securities (the "Subordinated Debt Securities") to be issued under the Indenture, dated as of November 25, 2003 (the "Subordinated Indenture"), between the Company and The Bank of New York.

        As counsel to the Company in connection with the proposed issue and sale of the above-referenced securities, we have examined: (a) the Registration Statement, including the Prospectus, and the exhibits (including those incorporated by reference) constituting a part of the Registration Statement; (b) the Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws; (c) the Senior Indenture and the Subordinated Indenture; and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

        In our examination of the above-referenced documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

        Based upon the foregoing, we are of the opinion that:

        1.     The Company is validly existing as a corporation under the laws of the State of Delaware.

        2.     All requisite action necessary to make any shares of Common Stock validly issued, fully paid and nonassessable will have been taken when:

a. The Company's Board of Directors, or a duly appointed and authorized committee thereof, shall have adopted appropriate resolutions to authorize the issuance and sale of the Common Stock;

b. Such shares of Common Stock shall have been issued and sold for the consideration contemplated by, and otherwise in conformity with, the Registration Statement, as supplemented by a Prospectus Supplement with respect to such issuance and sale, and the acts, proceedings and documents referred to above.

BRUSSELS CHICAGO DENVER	DETROIT JACKSONVILLE LOS ANGELES MADISON	MILWAUKEE ORLANDO SACRAMENTO	SAN DIEGO SAN DIEGO/DEL MAR SAN FRANCISCO TALLAHASSEE	TAMPA WASHINGTON, D.C. WEST PALM BEACH

FOLEY
March 17, 2004

        3.     All requisite action necessary to make any Senior Debt Securities valid, legal and binding obligations of the Company, subject to (i) bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium and other similar laws of general application affecting the rights and remedies of creditors and (ii) general principles of equity, regardless of whether applied in a proceeding in equity or at law, shall have been taken when:

a. The Company's Board of Directors, a duly appointed and authorized committee thereof, or one or more officers duly authorized thereby, shall have taken such action to establish the terms of such Senior Debt Securities and to authorize the issuance and sale of such Senior Debt Securities;

b. Such Senior Debt Securities shall have been duly executed, authenticated and delivered in accordance with the terms and provisions of the Senior Indenture; and

c. Such Senior Debt Securities shall have been issued and sold for the consideration contemplated by, and otherwise in conformity with, the Registration Statement, as supplemented by a Prospectus Supplement with respect to such issuance and sale, and the acts, proceedings and documents referred to above.

        4.     All requisite action necessary to make any Subordinated Debt Securities valid, legal and binding obligations of the Company, subject to (i) bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium and other similar laws of general application affecting the rights and remedies of creditors and (ii) general principles of equity, regardless of whether applied in a proceeding in equity or at law, shall have been taken when:

a. The Company's Board of Directors, a duly appointed and authorized committee thereof, or one or more officers duly authorized thereby, shall have taken such action to establish the terms of such Subordinated Debt Securities and to authorize the issuance and sale of such Subordinated Debt Securities;

b. Such Subordinated Debt Securities shall have been duly executed, authenticated and delivered in accordance with the terms and provisions of the Subordinated Indenture; and

c. Such Subordinated Debt Securities shall have been issued and sold for the consideration contemplated by, and otherwise in conformity with, the Registration Statement, as supplemented by a Prospectus Supplement with respect to such issuance and sale, and the acts, proceedings and documents referred to above.

FOLEY
March 17, 2004

        We are qualified to practice law in the State of Wisconsin and we do not purport to be experts on the law other than that of the State of Wisconsin and the federal laws of the United States of America. We express no opinion as to the laws of any jurisdiction other than the State of Wisconsin and the federal laws of the United States. To the extent matters covered by our opinion are governed by the laws of a jurisdiction other than the State of Wisconsin, we have assumed, without independent investigation, that the applicable laws of such jurisdiction are identical in all relevant respects to the substantive laws of the State of Wisconsin.

        We hereby consent to the reference to our firm under the caption "Legal Matters" in the Prospectus which is filed as part of the Registration Statement, and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours, /s/ FOLEY & LARDNER